Exhibit 99.1

Contacts:

Media: 877.370.4413 or ir@arlingtonasset.com

Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Announces Pricing of

Secondary Offering of Common Stock of FBR Capital Markets

ARLINGTON, VA, October 23, 2009 —Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today announced that the Company and one of its wholly owned subsidiaries, FBR Securities Investment HY, LLC, priced the previously announced secondary public offering of 12,830,450 shares of FBR Capital Markets Corporation (NASDAQ: FBCM) (“FBR Capital Markets”) common stock at $6.00 per share. Proceeds to the Company, after the underwriting discount but before expenses, will be approximately $73.1 million. The underwriters have a 30-day option to purchase up to an additional 1,924,567 shares of the FBR Capital Markets’ common stock to cover over-allotments, if any, from FBR Securities Investment HY, LLC. If executed, the additional proceeds to the Company, after the underwriting discount but before expenses, will be approximately $11.0 million.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A registration statement relating to these securities has been filed and is effective. A written prospectus for the offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from FBR Capital Markets & Co., 1001 Nineteenth Street North, Arlington, VA 22209, Attention: Todd Davis, by calling FBR Capital Markets & Co. at (703) 469-1023 or by emailing Todd Davis of FBR Capital Markets & Co. at tdavis@fbr.com or from Barclays Capital Inc., c/o Broadridge, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, by calling Barclays Capital Inc. at 1 (888) 603-5847 or by emailing Barclays Capital Inc. at barclaysprospectus@broadridge.com.